United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Altice USA, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

02156K103

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02156K103	Schedule 13G	Page 1 of 32

1	Names of Reporting Persons Suddenvision S.à r.l.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 17,270,081
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 17,270,081

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,270,081
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.7%
12	Type of Reporting Person OO (Luxembourg Limited Liability Company)

CUSIP No. 02156K103	Schedule 13G	Page 2 of 32

1	Names of Reporting Persons BCEC - SuddenVision Holdings LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 17,270,081
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 17,270,081

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,270,081
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.7%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 3 of 32

1	Names of Reporting Persons CIE Management IX Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 17,270,081
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 17,270,081

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,270,081
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.7%
12	Type of Reporting Person OO (Limited Company)

CUSIP No. 02156K103	Schedule 13G	Page 4 of 32

1	Names of Reporting Persons BC Partners Holdings Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 17,270,081
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 17,270,081

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,270,081
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.7%
12	Type of Reporting Person OO (Limited Company)

CUSIP No. 02156K103	Schedule 13G	Page 5 of 32

1	Names of Reporting Persons BC European Capital IX Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Malta

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Company)

CUSIP No. 02156K103	Schedule 13G	Page 6 of 32

1	Names of Reporting Persons BC European Capital IX-1 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 7 of 32

1	Names of Reporting Persons BC European Capital IX-2 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 8 of 32

1	Names of Reporting Persons BC European Capital IX-3 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 9 of 32

1	Names of Reporting Persons BC European Capital IX-4 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 10 of 32

1	Names of Reporting Persons BC European Capital IX-5 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 11 of 32

1	Names of Reporting Persons BC European Capital IX-6 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 12 of 32

1	Names of Reporting Persons BC European Capital IX-7 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 13 of 32

1	Names of Reporting Persons BC European Capital IX-8 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 14 of 32

1	Names of Reporting Persons BC European Capital IX-9 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 15 of 32

1	Names of Reporting Persons BC European Capital IX-10 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 16 of 32

1	Names of Reporting Persons BC European Capital IX-11 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 17 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-1 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 18 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-2 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 19 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-3 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 20 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-4 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 21 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-5 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 22 of 32

1	Names of Reporting Persons BC European Capital-Suddenlink Co-Investment-6 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 02156K103	Schedule 13G	Page 23 of 32

ITEM 1.	(a) Name of Issuer:

Altice USA, Inc. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices:

1 Court Square West

Long Island City, New York 11101

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Suddenvision S.à r.l. (“Suddenvision”)

BCEC - SuddenVision Holdings LP (“BCEC”)

CIE Management IX Limited (“CIE”)

BC Partners Holdings Limited (“BC Partners”)

BC European Capital IX Limited (“BC European Capital”)

BC European Capital IX-1 LP (“BC 1”)

BC European Capital IX-2 LP (“BC 2”)

BC European Capital IX-3 LP (“BC 3”)

BC European Capital IX-4 LP (“BC 4”)

BC European Capital IX-5 LP (“BC 5”)

BC European Capital IX-6 LP (“BC 6”)

BC European Capital IX-7 LP (“BC 7”)

BC European Capital IX-8 LP (“BC 8”)

BC European Capital IX-9 LP (“BC 9”)

BC European Capital IX-10 LP (“BC 10”)

BC European Capital IX-11 LP (“BC 11” and, together with BC 1, BC 2, BC 3, BC 4, BC 5, BC 6, BC 7, BC 8, BC 9 and BC 10, the “BC European Limited Partnerships”)

BC European Capital - Suddenlink Co-Investment-1 LP (“Co-Investment 1”)

BC European Capital - Suddenlink Co-Investment-2 LP (“Co-Investment 2”)

BC European Capital - Suddenlink Co-Investment-3 LP (“Co-Investment 3”)

BC European Capital - Suddenlink Co-Investment-4 LP (“Co-Investment 4”)

BC European Capital - Suddenlink Co-Investment-5 LP (“Co-Investment 5”)

BC European Capital - Suddenlink Co-Investment-6 LP (“Co-Investment 6” and, together with Co-Investment 1, Co-Investment 2, Co-Investment 3, Co-Investment 4 and Co-Investment 5, the “BC Suddenlink Partnerships”)

(b) Address or Principal Business Office:

The address of Suddenvision is 18 rue Erasme, L-1468 Luxembourg. The address of BC European Capital IX Limited is SmartCity, Malta SCM 01, Suite 502, Ricasoli SCM 1001. The address of each of the other Reporting Persons is West Wing, Floor 2, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 4LY.

CUSIP No. 02156K103	Schedule 13G	Page 24 of 32

(c) Citizenship of each Reporting Person is:

BCEC is incorporated in Delaware. Suddenvision is incorporated in Luxemburg. BC European Capital is incorporated in Malta. CIE and BC Partners are incorporated in Guernsey. Each of the other Reporting Persons is incorporated in the United Kingdom.

(d) Title of Class of Securities:

Class A Common Stock, par value $0.01 per share (“Class A Common Stock”).

(e) CUSIP Number:

02156K103

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a)-(c)

The ownership information presented below represents beneficial ownership of shares of Class A Common Stock of the Issuer based upon 636,831,534 shares of Class A Common Stock outstanding as of November 1, 2019.

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Suddenvision S.à r.l.	17,270,081	2.7%	0	17,270,081	0	17,270,081
BCEC - SuddenVision Holdings LP	17,270,081	2.7%		17,270,081		17,270,081
CIE Management IX Ltd	17,270,081	2.7%	0	17,270,081	0	17,270,081
BC Partners Holdings Ltd	17,270,081	2.7%	0	17,270,081	0	17,270,081
BC European Capital IX Limited	0	0%	0	0	0	0
BC European Capital IX-1 LP	0	0%	0	0	0	0
BC European Capital IX-2 LP	0	0%	0	0	0	0
BC European Capital IX-3 LP	0	0%	0	0	0	0
BC European Capital IX-4 LP	0	0%	0	0	0	0
BC European Capital IX-5 LP	0	0%	0	0	0	0
BC European Capital IX-6 LP	0	0%	0	0	0	0
BC European Capital IX-7 LP	0	0%	0	0	0	0
BC European Capital IX-8 LP	0	0%	0	0	0	0
BC European Capital IX-9 LP	0	0%	0	0	0	0
BC European Capital IX-10 LP	0	0%	0	0	0	0
BC European Capital IX-11 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-1 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-2 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-3 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-4 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-5 LP	0	0%	0	0	0	0
BC European Capital - Suddenlink Co-Investment-6 LP	0	0%	0	0	0	0

CUSIP No. 02156K103	Schedule 13G	Page 25 of 32

The securities reported herein are held of record by Suddenvision S.à r.l.

BC Partners Holdings Ltd is the controlling shareholder of CIE Management IX Ltd, which is the general partner of BCEC - SuddenVision Holdings LP, which is the controlling shareholder of Suddenvision S.à r.l.. As such, each of BC Partners Holdings Limited, CIE Management IX Limited and BCEC - SuddenVision Holdings LP may be deemed to share beneficial ownership over the securities held of record by Suddenvision S.à r.l.

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 02156K103	Schedule 13G	Page 26 of 32

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2020

Suddenvision S.à r.l.

By:	/s/ Christelle Retif
Title:	Manager

By:	/s/ Pierre Stemper
Title:	Manager

BCEC - SuddenVision Holdings LP
By: CIE Management IX Limited

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CIE Management IX Limited

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC Partners Holdings Limited

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 27 of 32

BC European Capital IX Limited

By:	/s/ Matthew Elston
Title:	Director CIE Management IX Limited, as Attorney

By:	/s/ Mark Rodliffe
Title:	Director CIE Management IX Limited, As Attorney

BC European Capital IX-1 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-2 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-3 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 28 of 32

BC European Capital IX-4 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-5 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-6 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-7 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 29 of 32

BC European Capital IX-8 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-9 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-10 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital IX-11 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 30 of 32

BC European Capital - Suddenlink Co-Investment-1 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital - Suddenlink Co-Investment-2 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital - Suddenlink Co-Investment-3 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital - Suddenlink Co-Investment-4 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 31 of 32

BC European Capital - Suddenlink Co-Investment-5 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

BC European Capital - Suddenlink Co-Investment-6 LP
By: CIE Management IX Limited, its general partner

By:	/s/ Matthew Elston
Title:	Director

By:	/s/ Mark Rodliffe
Title:	Director

CUSIP No. 02156K103	Schedule 13G	Page 32 of 32

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement.